EXHIBIT 99.1

Thursday August 3, 8:28 am Eastern Time

Press Release

SOURCE: RSL Communications, Ltd.

RSL Communications, Ltd. Reports Second Quarter Results

European Revenues Set Another Record Margin Improvement in Europe and US Customer Base Increases 10% Sequentially to 1.3 Million

HAMILTON, Bermuda and NEW YORK, Aug. 3 /PRNewswire/ -- RSL Communications, Ltd. (Nasdaq: RSLC - news), a premier provider of data, Internet, and voice services focused on small and medium enterprises in Europe and the United States, announced second quarter 2000 results with revenues of $390.5 million. Excluding foreign currency impacts, revenues would have been approximately $406.4 million, an 8.1% sequential increase from the first quarter of 2000. Revenues in Europe were at a record level and now comprise 58.1% of the consolidated total. Our customer base is at a record 1.3 million and 82% of consolidated revenues result from sales to end-users. Gross margin percentage (1) exceeded 30% despite competitive pressures. Net loss per share excluding the effect of the previously announced non-cash charge was $1.96.

Itzhak Fisher, President and Chief Executive Officer of RSL COM said, "We are extremely pleased to report robust revenue growth, strong margins, and excellent customer growth in Europe despite ongoing competition in several markets. Our core operations in Europe and the US are performing very well. Our recent announcement to sell our Canadian operations brings us closer to our vision of a more profitable company focused exclusively on Europe and the US. EBITDA in both Europe and the US remain positive. And, the cash resources we currently have available should fund our business plan well into 2001." Mr. Fisher added, "We continue to add critical new data and Internet products to our portfolio in Europe and the United States. In the UK, we concluded our acquisitions of the Voyager and REDNET data companies, and we recently launched web hosting and Application Service Provider centers in key regional locations. Our US operations have recently added IP/VPN and an Application Service center to its Internet and web-hosting services. Our Spanish subsidiary has opened a new broadband Internet development center which will analyze, develop and apply solutions for enhanced communications over the Internet. This year we introduced data services in Mexico, the UK, Sweden, and Finland with the launch of global frame relay. We can now offer data/Internet products to customers in the UK, USA, Germany, Spain, Australia, Austria, Finland, Sweden, Switzerland, Denmark, Canada, and Mexico. Clearly, we are making significant progress in expanding our product offerings so that we can be the primary provider of bundled data and Internet based products and services to our rapidly growing customer base."

Second Quarter 2000 Results

Consolidated revenues for the second quarter 2000 were $390.5 million, compared to $375.9 million for the first quarter 2000 and $367.7 million for the second quarter 1999. Revenues from operations in Europe, RSL COM's largest market segment, were $226.8 million in the second quarter 2000, an increase of 2.1% over the first quarter of 2000 and an increase of 27.2% over the second quarter of 1999. After giving effect to foreign exchange fluctuations, second quarter 2000 revenues in Europe were up 7.4% over the first quarter 2000 and 39.5% over the second quarter of 1999. Revenues from operations in the U.S. were $88.0 million in the second quarter 2000, compared to $89.4 million in the first quarter 2000 and $133.5 million in the second quarter 1999. The U.S. revenue decline is consistent with the Company's 1999 decision to de-emphasize certain marginally profitable wholesale and prepaid card products while significantly improving gross margin. Revenues from Asia/Pacific and Latin America operations were $57.7 million in the second quarter 2000, up 9.9% compared to first quarter 2000, and up 32.3% compared to the second quarter 1999.

Cost of services in the second quarter 2000 was $272.9 million, an increase of 4.4% from $261.4 million in the first quarter 2000 and an increase of 5.6% from $258.5 million in the second quarter 1999. The consolidated gross margin percentage was 30.1% in the second quarter 2000, compared to 30.5% in the first quarter 2000 and 29.7% in the second quarter 1999. European operations reported a gross margin of 33.4% in the second quarter 2000, up from 32.5% in the first quarter 2000. US gross margin percentage was 21.0% in the second quarter 2000 up from 20.6% in the first quarter this year, and up from 17.3% in the second quarter of last year.

Consolidated selling, general and administrative expenses were $138.5 million in the second quarter 2000, compared to $119.7 in the first quarter 2000 and $113.1 million in the second quarter 1999. SG&A expenses as a percent of revenue was 35.5% in the second quarter 2000 compared to 31.8% in the first quarter of 2000 and 30.7% in the second quarter of 1999. Consolidated selling, general and administrative expenses increased $18.8 million versus first quarter primarily related to the non-core operations of telegate, deltathree.com, Australia, and Canada, the expenses related to a one-time corporate marketing campaign, as well as the impact of our recent acquisitions in Spain. Excluding these non-core operations and the expenses related to the corporate marketing campaign, selling, general, and administrative expenses would have been 27.5% of sales in the second quarter of 2000.
The company recorded non-cash compensation expense of $3.1 million in the second quarter 2000 relating to stock incentive awards previously granted to employees, primarily at deltathree.com.

Normalized EBITDA (2) for the second quarter 2000 was $8.2 million negative, a decline from positive $1.5 million in the first quarter on a comparable basis. The sequential normalized EBITDA decline was primarily due to the aforementioned non-strategic operations, one-time corporate marketing expenses, and impact of the Spanish acquisitions. EBITDA in the second quarter of 1999 on a comparable basis was $2.7 million.

Net loss in the second quarter 2000 was $159.4 million, compared to a net loss of $85.2 million in the first quarter of 2000 and a loss of $72.9 million in the second quarter 1999. The increase in net loss is primarily due to the Company's decision to sell its Canadian operations, which resulted in a non-cash charge of $48.3 million in the second quarter, the accrual of a full quarter of interest and dividend expense related to the debt and preferred stock offerings concluded late February, and increased selling, general and administrative expenses. Net loss excluding the non-cash charge related to this decision was $111.2 million. Net loss per share was $2.81 for the second quarter 2000. Per share loss excluding the impairment charge was $1.96.

Six Months Results

Consolidated revenues for the first six months of 2000 were $766.4 million, compared to $708.0 million in the same period of 1999, up 8.3%. Revenues from operations in Europe were $448.9 million, or 58.6% of consolidated, for the first six months of 2000, compared to $330.4 million, or 46.7% of consolidated, for the same period in 1999. Revenues from operations in North America were $202.3 million, or 26.4% of consolidated, in the first six months of 2000, compared to $293.6 million, or 41.5% of consolidated, in the same period in 1999. Revenues from operations in Asia/Pacific and Latin America were $110.2 million, or 14.4% of consolidated, for the first six months of 2000, compared to $82.9 million, or 11.7% of consolidated, for the same period last year. Revenues from operations at deltathree.com represented the balance.

For the first six months of 2000, the normalized EBITDA loss was $6.7 million compared to a $4.5 million loss in the same period in 1999. Net loss for the first six months of 2000 was $244.7 million, compared to $129.8 million in the same period in 1999.

RSL Communications, Ltd. is a facilities based communications company that provides a broad range of data/Internet, voice and value-added product and service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through their subsidiary, deltathree.com, RSL COM also owns and operates a privately managed Internet Protocol (IP) telephony network with 71 points of presence in 36 countries around the world. RSL COM is headquartered in Hamilton, Bermuda with executive offices in New York City. The web address is http://www.rslcom.com .

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Factors which may affect actual results include, but are not limited to, the Company's capital requirements, general economic factors, the impact of rapid industry changes, increased competition, pricing pressures, government regulation, the integration of acquisitions and new operations, as well as other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. For a detailed discussion of these and other risk factors, please refer to the Company's filings with the SEC, including the Company's Form 10-K for the fiscal year ended December 31, 1999 and the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission in July 2000. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                             RSL Communications Ltd.
                      Consolidated Statements of Operations
                      (In Thousands, except per share data)
                                    Unaudited

                      Three Months Ended            Six Months Ended
                          June 30,                        June 30,
                       2000       1999  % Change       2000     1999     %Change

    Revenues       $390,547   $367,700      6%     $766,430   $707,981       8%
    Operating costs
     and expenses:
    Cost of
     services      (272,850)  (258,487)     6%     (534,216)  (508,878)      5%
    Selling,
     general and
     administrative
     expenses      (138,489)  (113,055)    22%     (258,149)  (210,897)     22%
    Write-down for
     impairment of
     assets         (48,267)        --     N/A      (48,267)        --      N/A
    Non-cash
     compensation
     expense         (3,071)    (2,926)     5%       (6,126)    (2,926)     N/A
    Depreciation and
     amortization   (51,910)   (43,004)    21%     (101,162)   (80,083)     26%

    Operating costs
     and expenses  (514,587)  (417,472)    23%     (947,920)  (802,784)     18%

    Loss from
     operations    (124,040)   (49,772)    N/A     (181,490)   (94,803)     91%
    Interest
     income           4,014      5,039    -20%        8,888     11,094     -20%
    Interest
     expense        (40,267)   (31,276)    29%      (78,825)   (60,274)     31%
    Other (expense)
     income - net    (3,766)        65     N/A       (4,159)       180      N/A
    Foreign exchange
     transaction
     gain             3,625      4,340    -16%        8,674     14,028     -38%
    Minority
     interest         4,648       (609)    N/A        7,980        822      N/A
    Loss in equity
     interest of
     unconsolidated
     subsidiaries    (2,499)      (152)    N/A       (4,426)      (376)     N/A
    Income taxes     (1,144)      (490)    N/A       (1,314)      (490)     N/A

    Net loss      $(159,429) $ (72,855)    N/A  $  (244,672) $(129,819)    88%

    Net loss per
     share of common
     stock        $   (2.81) $   (1.36)    N/A  $     (4.37)  $  (2.44)     79%

    Weighted average
     number of shares
     of common
     stock
     outstanding     56,674     53,394      6%       56,026     53,163       5%

    EBITDA (2)      $(8,232)    $2,724     N/A  $    (6,694)  $ (4,492)     N/A

                             RSL Communications Ltd.
                                Supplemental Data
                                    Unaudited

                       Three Months Ended            Six Months Ended
                            June 30,                      June 30,
    Revenue:                                %                              %
     (in thousands)    2000       1999   Change       2000       1999   Change
    North America
    - Fixed Wire/
       Data      $   43,872  $  57,436     -24%  $  90,931  $ 116,511     -22%
    - Mobile             17         --     N/A          36         --     N/A
    - Carrier/
       Card          58,915     87,772     -33%    111,304    177,118     -37%
                    102,804    145,208     -29%    202,271    293,629     -31%

    Europe
    - Fixed Wire/
      Data           92,791     75,939      22%    184,667    136,714      35%
    - Mobile         90,673     72,461      25%    184,201    138,503      33%
    - Carrier/
       Card          43,337     29,903      45%     80,010     55,197      45%
                    226,801    178,303      27%    448,878    330,414      36%

   Asia/Pacific
     and Latin America
    - Fixed Wire/
      Data           24,865     21,969      13%     50,132     42,091      19%
    - Mobile         30,681     18,912      62%     55,938     35,575      57%
    - Carrier/Card    2,159      2,743     -21%      4,162      5,265     -21%
                     57,705     43,624      32%    110,232     82,931      33%

    deltathree.com(3) 3,237        565     N/A       5,049      1,007     N/A

    Consolidated
      revenues per
      minute(4)      $ 0.12     $ 0.17     -29%    $  0.12     $ 0.18     -33%

    Billable Voice Minutes (in thousands):
      North
       American     781,369    835,295      -6%  1,525,554  1,593,396      -4%
    European
    - fixed wire    795,387    454,381      75%  1,560,579    826,985      89%
    - mobile        187,563    111,247      69%    378,975    215,457      76%
    Asia and Other
    - fixed wire     99,593     64,190      55%    188,018    121,583      55%
    - mobile         52,163     30,082      73%     92,379     55,704      66%
    deltathree.com   34,121      3,883      N/A     62,486      6,350     N/A

    Customers as
       of June 30,
       2000        Business   Residential    Mobile         Total
    North American   83,076      41,094          --       124,170
    European         70,743     270,355     532,831       873,929
    Asia and Other    9,838     145,233     143,561       298,632
                    163,657     456,682     676,392     1,296,731

    Customers as
      of March 31, 2000 (5)
                   Business   Residential    Mobile         Total
    North American   89,481      40,523          --       130,004
    European         45,056     245,126     492,778       782,960
    Asia and Other   10,071     135,680     127,759       273,510
                    144,608     421,329     620,537     1,186,474

    Customers as
      of December, 1999 (5)
                    Business  Residential    Mobile         Total
    North American   82,863      52,216         --        135,079
    European         42,599     206,200    460,614        709,413
    Asia and Other    9,585      99,172    117,312        226,069
                    135,047     357,588    577,926      1,070,561

(1) Gross margin percentage is defined as revenues less cost of services divided by revenues.
(2) EBITDA, as used herein, consists of loss from operations before depreciation and amortization. EBITDA has also been normalized to exclude non-cash compensation expense, the write-down for impairment of assets in Canada, Japan and Hong Kong and their operating losses and to exclude the EBITDA loss of deltathree.com, the Company's publicly held internet telephony unit.
(3) Excludes services provided to other RSL COM operating companies of $4.6 million for the second quarter of 2000 and $1.5 million for the second quarter of 1999.
(4) Consolidated revenue per minute consists of consolidated revenues less revenues derived from equipment sales, revenues generated from directory assistance and mobile and data services, divided by total billable minutes excluding minutes generated from the company's mobile and data services.
(5) Amounts have been restated as a result of refinements in the measurement process.

SOURCE: RSL Communications, Ltd.